Exhibit 99.1

Explanation of Responses

Prior to the transaction reported herein, TD Group Holdings, LLC (“TD LLC”) owned an aggregate of 8,683,201 shares of the common stock, par value $0.01 per share (the “Common Stock”), of TransDigm Group Incorporated (the “Company”).  Pursuant to the Limited Liability Company Agreement of TD LLC, on the first business day following the three year anniversary of the initial public offering of the Company’s Common Stock, TD LLC is required to dissolve and distribute all shares of Common Stock held by it to its members.  In lieu of the dissolution of TD LLC, on March 23, 2009, TD LLC entered into a Redemption Agreement (the “Redemption Agreement”) with all of its members other than Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership, including two affiliated partnerships (“WP VIII”) (collectively, the “Redeemed Members”).  Under the Redemption Agreement, each Redeemed Member redeemed all of its membership interests in TD LLC in exchange for a number of shares of Common Stock that corresponded to such Redeemed Member’s pro rata economic interest in TD LLC (the “Redemption”).  Other than the shares transferred to the Redeemed Members, neither TD LLC nor WP VIII sold or otherwise transferred any shares of Common Stock in connection with the Redemption.  In addition, as a result of the Redemption, WP VIII is the sole remaining member of TD LLC.  The Redeemed Members are AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II, B.V., A.S.F. Co-Investment Partners II, L.P., ML TD Holdings, LLC and Teachers Insurance and Annuity Association of America.

WP VIII is the sole member of TD LLC after giving effect to the Redemption. Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Pincus Entities”).  David Barr, a director of the Company, is a General Partner of WP and Managing Director and Member of WP LLC and by reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Barr may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by TD LLC.  Mr. Barr disclaims beneficial ownership of all shares held by TD LLC except to the extent of any pecuniary interest therein.  WP Partners LLC, WP and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares of Common Stock held by TD LLC.  WP Partners LLC, WP and WP LLC disclaim beneficial ownership of all such shares held by TD LLC except to the extent of any pecuniary interest therein.  Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities.   Messrs. Kaye and Landy disclaim beneficial ownership of all shares of Common Stock held by TD LLC except to the extent of any pecuniary interest therein. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.